Grant Thornton
Accountants and Management Consultants
Grant Thornton LLP
The U.S. Member Firm of Grant Thornton International

May 21, 2001

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: Millionaire.Com
File No. 000-28601

Dear Sir or Madam:

We have read Item 4 of the Form 8/KA-1 of Millionaire.Com dated March 27, 2001, and agree with the statements contained therein, insofar as such statements pertain to our firm, except for the statement regarding the Board's authorization for us to respond fully to the inquiries of Merdinger, Fruchter, Rosen & Corso, P.C. ("MFR&C"). On May 14, 2001, Grant Thornton received a letter (via email) from Mr. Robert L. White, President of Millionaire.Com, which letter authorized Grant Thornton LLP to "communicate fully and completely" with MFR&C. On May 17, 2001, a representative of MFR&C initially attempted to contact us; however, as of the date of this letter, we have not had any discussions with MFR&C. In addition, we have no basis on which to agree or disagree with the other statements in the Form 8/K/A-a including whether the Board discussed the subject matter of our recommendations, whether measures have been taken to improve the Company's internal controls or whether any such measures, if taken, were sufficient.

Very truly yours,

By: /s/ Grant Thornton LLP
Grant Thornton LLP

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